Exhibit 4.6

Execution Copy

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is made and entered into as of August 21, 2006 by and among:

(1)	JA Development Co., Ltd., company organized under the laws of the British Virgin Islands (the “Company”);

(2)	JingAo Solar Co., Ltd. , a foreign-invested enterprise established under the laws of the PRC (“JingAo China”);

(parties (1) and (2) and all other direct or indirect subsidiaries of the foregoing may hereinafter be referred to collectively as “Group Companies” and each individually as a “Group Company”);

(3)	Jinglong Group Co., Ltd., a company organized under the laws of the British Virgin Islands (“Jinglong”);

(4)	Improve Forever Investments Limited, a company organized under the laws of the British Virgin Islands;

(5)	Express Power Investment Limited, a company organized under the laws of the British Virgin Islands;

(parties (3), (4) and (5) each a “Key Shareholders” and together the “Key Shareholders”);

(6)	Leeway Asia L.P., a Cayman Islands limited partnership; and

(7)	Mitsubishi Corporation, a company incorporated under the laws of Japan;

(parties (6) and (7) each an “Investor” and together the “Investors”).

RECITALS

WHEREAS, the Investors have agreed to subscribe from the Company, and the Company has agreed to issue and allot to the Investors, 815 Series A Preference Shares, without par value (the “Series A Shares”), subject to the terms and conditions set forth in the Share Subscription Agreements signed by each Investor with the Company and JingAo China (the “Subscription Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. INFORMATION AND INSPECTION RIGHTS.

1.1. Information Rights. The Group Companies covenant and agree that for so long as an Investor holds shares of the Company, the Group Companies will deliver to such Investor:

(a) audited annual consolidated financial statements, within four (4) months days after the end of each calendar year, prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) and audited by a “Big 4” accounting firm;

(b) unaudited monthly consolidated financial statements, within thirty (30) days of the end of each month, prepared in accordance with US GAAP together with a comparison of such monthly results with the results projected by the Company’s annual budget;

(c) an annual consolidated budget for the following fiscal year as approved by the Company’s Board of Directors (the “Board”), within thirty (30) days prior to the end of each fiscal year;

(d) upon the written request by any Investor, such other information as the Investors shall reasonably request

(the above rights, collectively, the “Information Rights”).

All financial statements provided to the Investors pursuant to the Information Rights shall include an income statement and a cash flow statement for the period then ended as well as for year-to-date, as well as a balance sheet as of the end of such period compared with the last audited balance sheet. All audits will be performed by a “Big 4” accounting firm and the audited financial statements will be prepared in accordance with US GAAP, or in accordance with an international accounting standard approved by the Board.

1.2 Inspection Rights. The Group Companies further covenant and agree that, for so long as an Investor holds shares of the Company, such Investor shall have (i) the right to inspect facilities, records and books of the Group Companies and to make extracts therefrom, at any time during regular working hours on reasonable prior notice to the relevant Group Company, and (ii) the right to discuss the business, operations and conditions of any Group Company with its respective directors, officers, employees, accountants, legal counsel and investment bankers (the “Inspection Rights”) at its own costs and expenses on reasonable prior notice to the Company. The Group Companies agree to provide to the Investors other information and access as may be mutually agreed upon from time to time.

1.3 Termination of Rights. The Information Rights and Inspection Rights shall terminate upon the closing of a firm commitment underwritten registered public offering by the Company and the listing of its Ordinary Shares, equal to at least fifteen percent (15%) of the Company’s total issued shared capital post-offering on a fully-diluted basis, on a reputable international stock exchange (including without limitation stock exchanges in the United States, Hong Kong and Singapore, or any other stock exchange that is approved by the Board) with a total market capitalization of the Company following completion of the public offering of not less than US$540,000,000 (a “Qualified Public Offering”).

2. REGISTRATION RIGHTS.

2.1. Applicability of Rights. The Company covenants and agrees that the Holders (as defined below) shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

2.2. Definitions. For purposes of this Section 2 and to the extent applicable under this Agreement:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(b) Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable upon conversion of any Series A Shares; (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Shares or Ordinary Shares described in clause (1) of this subsection (b) Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Series A Shares then issued and outstanding or issuable upon conversion or exercise of any Holder’s warrant, right or other security then outstanding.

(d) Holder or Holders. For purposes of this Agreement, the term “Holder” or “Holders” means any person or persons owning Registrable Securities or Series A Shares or other securities of the Company convertible or exchangeable into Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

(e) Form F-3. The term “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” or “Commission” means the United States Securities and Exchange Commission.

(g) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 or 2.5 hereof.

(i) Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

(j) Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended, and any successor statute.

(k) Business Day. The term “Business Day” means any day (excluding Saturdays, Sundays and public holidays in Hong Kong) on which banks generally are open for business in Hong Kong.

2.3. Demand Registration.

(a) Request by Holders. If the Company shall, at any time after six (6) months following the closing of the Company’s first firm commitment underwritten public offering, receive a written request from the Holders of at least 50% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its reasonable best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has already twice, within the twelve (12) month period preceding the date of such request, effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a). For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction in which the Company has already effected a registration of such securities, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, United States law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-United States jurisdiction.

(b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to the Holders of a majority of the Registrable Securities being registered. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, Ordinary Shares or all other shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, consultant, officer or director of the Company or any subsidiary of the Company If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than one (1) such demand registrations pursuant to this Section 2.3 provided that if the number of Registrable Securities which may be sold by Holders is reduced pursuant to the operation of Section 2.3(b) above, the Company shall be obligated to effect one (1) additional demand registration pursuant to this Section 2.3.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

(e) Registration. The Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.4.	Piggyback Registrations.

(a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to a Qualified Public Offering or secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 or Section 2.5 of this Agreement or to any employee benefit plan, corporate reorganization, exchange offer or offering of securities solely to the Company’s existing shareholders), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed pursuant to Sections 2.3, 2.4, or 2.5 by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the Registrable Securities so included shall be apportioned pro rata among the selling Holders according to the total amount of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all selling Holders; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described in this Section 2.4(b) shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities, including, but not limited to, Ordinary Shares and are held by any other person, including, without limitation, any person who is an employee, consultant, officer or director of the Company (or any subsidiary of the Company) shall first be excluded in entirety from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a registration as described in either Section 2.3 or Section 2.5. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

(d) Registration Rights For Holders of Ordinary Shares. The Company may permit any holder of Ordinary Shares to register all or a portion of the Ordinary Shares held by such holder pursuant to a registration statement filed by the Company in accordance with this Section 2.4; provided that such holder executes and delivers to the Company an agreement to be bound by the restrictions and limitations hereof related to such registration; provided further that, if the managing underwriter(s) limits the number of Registrable Securities to be included in such registration pursuant to Section 2.4(b), then all Ordinary Shares held by such holders shall be excluded from such registration first before any Registrable Securities held by any Holders are excluded from such registration.

2.5. Form F-3 Registration. In case that the Company shall receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(i) if Form F-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$5,000,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such 120 day period;

(iv) if the Company has twice, within the twelve (12) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4(a); or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c) Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

2.6. Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

2.8. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable

Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.9. Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) (“Damages”) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder, provided further, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the SEC at the time the registration statement becomes effective or the amended prospectus filed with the SEC pursuant to Rule 424(b) (the “Final Prospectus”), such indemnity shall not inure to the benefit of (i) any underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the Damages at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the Damages or (ii) any Holder, if there is no underwriter and if a copy of the Final Prospectus was furnished to such Holder and was not subsequently furnished by such Holder to the Person asserting the Damages at or prior to the time that such action is required by the Securities Act, if the Final Prospectus would have cured the defect giving rise to the Damages.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel, or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any Damages to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises; and provided, further, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the SEC at the time the Registration Statement becomes effective or in the Final Prospectus, such indemnity shall not inure to the benefit of (i) any underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the Damages at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the Damages or (ii) any Holder, if there is no underwriter and if a copy of the Final Prospectus was furnished to such Holder and was not subsequently furnished by such Holder to the person asserting the Damages at or prior to the time that such action is required by the Securities Act, if the Final Prospectus would have cured the defect giving rise to the Damages.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10. Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.3, 2.4 or 2.5 if, in the reasonable opinion of counsel to the Company, all Registrable Securities may then be sold without registration pursuant to Rule 144 promulgated under the Securities Act. In any event, the rights under Sections 2.3, 2.4 and 2.5 shall terminate five years after a Qualified Public Offering.

2.11. No Registration Rights to Third Parties. Without the prior written consent of the holders of a majority of the Series A Shares then outstanding, voting together as a single class, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company.

2.12. Lockup. Each Holder agrees that, upon request by the underwriters managing the initial public offering of the Company’s securities, such Holder will enter into a customary lockup agreement with the underwriters under which such Holder (individually the “Lockup Shareholder”, and collectively, the “Lockup Shareholders”) shall agree, without the prior written consent of such underwriters, not to sell or otherwise transfer or dispose of any Series A Shares or Ordinary Shares issued upon conversion of such Series A Shares (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law) for a period of time specified by such underwriters no greater than twelve (12) months or such longer period, not to exceed an additional twenty (20) days, necessary for the underwriters to comply with NASD on NYSE rules, from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters, provided that each of directors, officers and holders of Ordinary Shares of the Company signs substantially identical lockup agreements. Notwithstanding the foregoing, (i) each Lockup Shareholder shall be released from the lockup to the extent that any other Lockup Shareholders are released; and (ii) each Lockup Shareholder may engage in private transfers of the securities to Affiliates, provided such Affiliates enter into the same lockup agreement with such underwriters or agree in writing to be bound by the lockup agreements signed between the Lockup Shareholders and the underwriters. As used in this Agreement, “Affiliate” or “Affiliates” shall have the meaning given in Rule 405 promulgated under the Securities Act.

2.13. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) so long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

3. PREEMPTIVE RIGHT TO NEW SHARES.

Subject to the terms and conditions specified in this Section 3, the Company hereby grants to each Holder a preemptive right with respect to future issues by the Company of its New Shares (as hereinafter defined). Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its share capital (“New Shares”), the Company shall first make an offering of such New Shares to each Holder in accordance with the following provisions:

3.1. The Company shall deliver a notice to the Holders stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms upon which it proposes to offer such New Shares.

3.2. By written notification received by the Company, within twenty (20) working days after receipt of the notice, Holders may elect to subscribe for, at the price and on the terms specified in the notice, a portion of such New Shares that equals the proportion that the number of shares of Ordinary Shares issued and held, or issuable upon conversion of Series A Shares then held by such Holders, bears to the total number of Ordinary Shares of the Company then issued and held, or issuable upon conversion of Series A Shares then held. The Company shall promptly, in writing, inform each Holder that elects to subscribe for all the New Shares available to it (a “Participating Holder”) of any other Holder’s failure to do likewise. During the ten (10) working day period commencing after such information is given, each Participating Holder may elect to subscribe for that portion of the New Shares for which Holders were entitled to subscribe for but which were not subscribed for by such Holders that is equal to the proportion that the number of Ordinary Shares issued and held, or issuable upon conversion of Series A Shares then held, by such Participating Holder bears to the total number of Ordinary Shares issued and held, or issuable upon conversion of the Series A Shares then held, by all Participating Holders who wish to subscribe for some of the unsubscribed New Shares.

3.3. If all New Shares that Holders are entitled to subscribe pursuant to Section 3.2 are not elected to be subscribed for as provided in Section 3.2 hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 3.2 hereof, offer the remaining unsubscribed portion of such New Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the subscription of the New Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first re-offered to Holders in accordance herewith.

3.4. For purposes of this Section 3, “New Shares” shall not include, and therefore the preemptive right shall not be applicable to the issuance of, any securities that are specifically excluded from the definition of “Additional Ordinary Shares” in the Restated Articles as is in effect from time to time.

3.5 The rights in this Section 3 shall terminate and cease to be in effect upon the closing of a Qualified Public Offering.

4. TRANSFER RESTRICTIONS.

4.1. Restrictions on Key Shareholders’ Transfer. Each of the Key Shareholders shall not, directly or indirectly, sell, transfer, pledge or otherwise dispose of or permit the sale, transfer, pledge, or other disposition of (each disposition referenced in this Section 4, a “Transfer”) its direct or indirect interest in the Company at any time prior to the Qualified Public Offering of the Company except as provided in Sections 4.2 through 4.7 or otherwise approved in writing by the Investors, provided, however, that this restriction shall not apply to Transfers by the Key Shareholders to any of their respective Affiliates, provided that any such transferee agrees in writing to be bound by the terms of this Shareholders Agreement and provided further that such Transfer does not, in the reasonable opinion of the Company’s legal counsel, prevent the Company from consummating its initial public offering.

4.2. Right of First Refusal and Right of Co-Sale.

(a) Transfer Notice. Prior to the closing of a Qualified Public Offering, if at any time (i) any shareholder of the Company (the “Selling Shareholder”) proposes to sell or Transfer his or her Equity Securities (as defined below), in whole or in part, to one or more third parties or (ii) any Equity Securities held by the Selling Shareholder are Transferred involuntarily pursuant to divorce, legal separation, bankruptcy or other proceedings, death or any other involuntary Transfer, then such Selling Shareholder (or his or her executor) shall give each Holder a written notice of the intention to make such Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be Transferred (the “Offered Shares”), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that such Selling Shareholder has received a firm offer from the prospective transferee(s) respectively and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) Holder’s Right of First Refusal.

(i) Each Holder shall have the right of first refusal, exercisable upon giving written notice to the Selling Shareholders (the “Purchase and Co-Sale Notice”) within 30 days after its receipt of the Transfer Notice, to purchase up to its pro rata share of the Offered Shares plus up to its pro rata share of any balance of the Offered Shares not purchased by any other Holders who elected not to exercise the right of first refusal (the “Remaining Shares”) on the same terms and conditions as set forth in the Transfer Notice, subject to Section 4.2(b)(iii). The Purchase and Co-Sale Notice shall state (i) whether the Holder desires to purchase the maximum amount of the Offered Shares available including his, her or its pro rata share of the Remaining Shares, and (ii) whether the Holder elects not to purchase any of the Offered Shares but wishes to sell a portion of the securities held by such Holder pursuant to Section 4.2(c) of this Agreement and the number of securities to be sold (subject to Section 4.2(c)(ii)). A Holder has the option either to purchase or to sell under this Section 4 and such right shall not be construed as an option to both purchase and sell with respect to the same Transfer. A Holder who either does not deliver a Purchase and Co-Sale Notice or indicates in the Purchase and Co-Sale Notice that such Holder elects not to purchase any of the Offered Shares shall be referred to herein as a “Non-Purchasing Holder” and otherwise a “Purchasing Holder.”

(ii) Each Purchasing Holder’s pro rata share shall be equal to a fraction, the numerator of which is the number of shares of Equity Securities held by such Purchasing Holder and the denominator of which is the total number of shares of Equity Securities held by all Purchasing Holders calculated immediately prior to the time of the purchase hereunder from the Selling Shareholders, provided however, that with respect to the Remaining Shares, the denominator shall be total number of shares of Equity Securities held by the Purchasing Holders that are purchasing the Remaining Shares.

(iii) In the event that the Transfer in question is by operation of law or another involuntary Transfer (including a Transfer incident to death, divorce, legal separation or bankruptcy) the price per share shall be the greater of the original purchase price or conversion price paid by the Selling Shareholders for such Offered Shares (appropriately adjusted for share splits, share dividends, combinations and the like) or the fair market value of such Offered Shares, which shall be a price set by the Board of Directors that will reflect the current value of the Offered Shares in terms of present earnings and future prospects of the Company, determined within thirty (30) days after receipt by Holders of the Transfer Notice. In the event that the Selling Shareholder or his or her executor disagrees with such valuation as determined by the Board of Directors, the Selling Shareholder or his or her executor shall be entitled to have the valuation determined by an independent appraiser to be mutually agreed upon by the Purchasing Holders and the Selling Shareholder or his or her executor, the fees of which appraiser shall be borne equally by the Purchasing Holders and the Selling Shareholder or his or her estate.

(iv) In the event the consideration for the Offered Shares specified in a Transfer Notice is payable in property other than cash and the Selling Shareholder and the Holders who wish to purchase the Offered Shares (acting together) cannot agree on the cash value of such property within ten days after such Holders’ receipt of the Transfer Notice, the value of such property shall be determined by an appraiser of recognized standing selected jointly by the Selling Shareholder and such Holder (acting together). If they cannot agree on an appraiser within 20 days after receipt of the Transfer Notice by the Holders, within a further five-day period, the Selling Shareholder and such Holders (acting together) shall each select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing to determine the value of such property. The value of such property shall be determined by the appraiser selected pursuant to this Section 4.2(b)(iv) within one month from its appointment, and such determination shall be final and binding on the Selling Shareholder and such Holders. The cost of such appraisal shall be shared equally by the Selling Shareholder, on the one hand, and such Holder, on the other hand (each Holder shall pay its pro rata portion of such costs based on the number of Offered Shares acquired by each such Holder). If the 30-day period as specified in Section 4.2(b)(i) has expired but for the determination of the value of the consideration for the Offered Shares offered by the Selling Shareholder, then such 30-day period shall be extended to the fifth Business Day after such valuation shall have been determined to be final and binding pursuant to this Section 4.2(b)(iv).

(c) Holder’s Right of Co-Sale

(i) Following the expiration of the right of first refusal and purchase rights described in Sections 4.2(b), each Holder who previously notified the Selling Shareholder in the Purchase and Co-Sale Notice of such Holder’s desire to sell a portion of his, her or its shares with the Selling Shareholders (such Holder, a “Co-Sale Participant”) shall have the right to participate in the sale of any Offered Shares that were not purchased by Holders pursuant to Section 4.2(b), on the same terms and conditions as specified in the Transfer Notice; provided, however, that no Holders shall be entitled under this Section 4.2(c) to participate in Transfers of Equity Securities by a Selling Shareholder incident to divorce, legal separation, bankruptcy or other proceedings, or death or in any other involuntary Transfers of Equity Securities by a Selling Shareholder. To the extent one or more of Holders exercise such right of co-sale in accordance with the terms and conditions set forth below, the number of Equity Securities that the Selling Shareholders may sell in the Transfer shall be correspondingly reduced.

(ii) Each Co-Sale Participant may sell all or any part of that number of Equity Securities issued upon conversion equal to the product obtained by multiplying (i) the Offered Shares, less any Offered Shares purchased by the Purchasing Holders, by (ii) a fraction, the numerator of which shall be the number of Equity Securities owned by such Co-Sale Participant and the denominator of which shall be the total number of Equity Securities held by all Co-Sale Participants, calculated immediately prior to the time of the Transfer.

(d) Each Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Selling Shareholders for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the series and number of Series A Shares which such Co-Sale Participant elects to sell; or

(ii) that number of Series A Shares which are at such time convertible into the number of Ordinary Shares which such Co-Sale Participant elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Series A Shares in lieu of Ordinary Shares, such Co-Sale Participant shall first convert such Series A Shares into Ordinary Shares and deliver Ordinary Shares as provided in this Section 4.2(d). The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent upon such transfer.

(e) The share certificate or certificates that the Co-Sale Participant delivers to such Selling Shareholder pursuant to Section 4.2(d) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares to the terms and conditions specified in the Transfer Notice, and such Selling Shareholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Selling Shareholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, such Selling Shareholder shall purchase such shares or other securities from such Co-Sale Participant for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

(f) Definition. For purpose of Sections 4.2, 4.3, 4.4 and 4.5, the term “Equity Securities” shall mean the Ordinary Shares or Series A Shares of the Company, any warrant, option, right, or any security that is issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Series A Shares or Ordinary Shares, or securities convertible into or exercisable for Series A Shares and Ordinary Shares of the Company.

4.3. Non-Exercise of Rights. To the extent that the Holders have not exercised their rights to purchase all the Offered Shares subject to the Transfer, such Selling Shareholders shall have a period of sixty (60) days from the expiration of such rights in which to sell any remaining Offered Shares, upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall, as a condition to the effectiveness of Transfer of the Offered Shares, furnish the Company and the Selling Shareholders with a written agreement to be bound by and comply with this Agreement, including without limitation all provisions of this Section 4, as if such transferee(s) were a Selling Shareholder hereunder, as well as the terms of the agreement pursuant to which such Offered Shares were issued. In the event a Selling Shareholder does not consummate the sale or disposition of the Offered Shares within the sixty (60) day period from the expiration of these rights, the Holder’s right of first refusal hereunder shall continue to be applicable to any subsequent disposition by any Selling Shareholder. Furthermore, the exercise or non-exercise by the Holders to purchase Offered Shares by such Selling Shareholder shall not adversely affect such Holder’s rights to make subsequent purchases from any Selling Shareholder. Any proposed Transfer on terms and conditions different than those described in the Transfer Notice, as well as any subsequent proposed Transfer of any of the Offered Shares by a Selling Shareholder shall again be subject to the right of first refusal and co-sale right of Holders and shall require compliance by the relevant Selling Shareholders with the procedures described in this Section 4.

4.4. Limitations on Right of First Refusal and Right of Co-Sale.

The provisions of Section 4.2 of this Agreement shall not apply to:

(a) any repurchase of Equity Securities by the Company pursuant to the terms of Options issued under the Share Option Plan (as these terms are defined below);

(b) any Transfer or series of Transfers by the Key Shareholders resulting in the disposition of no more than an aggregate of five percent (5%) of the total number of shares of Equity Securities, held directly or indirectly as of the date of this Agreement, as contemplated by Section 4.1; and

(c) any Transfer or Transfers made pursuant to Section 4.7.

(d) any Transfers by the Key Shareholders to the Key Shareholders’ respective Affiliates.

4.5. Prohibited Transfers.

(a) In the event that a Selling Shareholder should sell any Offered Shares in contravention of the purchase rights of the Holders under Section 4.2 (a “Prohibited Transfer”), the Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below and such Selling Shareholder shall be bound by the applicable provisions of such option.

(b) In the event of a Prohibited Transfer, each Holder shall have the right to sell to such Selling Shareholder the type and number of Ordinary Shares or Series A Shares equal to the number of shares each Selling Shareholder would have been entitled to Transfer to the third-party transferee(s) under Section 4.2 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof (assuming no Holders had elected to become Purchasing Holders). Such sale shall be made on the following terms and conditions:

(i) The price per share at which the shares are to be sold to such Selling Shareholder shall be equal to the price per share paid by the third-party transferee(s) to such Selling Shareholder in the Prohibited Transfer. The Selling Shareholder shall also reimburse each Holder for any and all fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Holder’s rights under Section 4.

(ii) Within ninety (90) days after the later of the dates on which the Holder (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each Holder shall, if exercising the option created hereby, deliver to such Selling Shareholder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii) The Selling Shareholder shall, upon receipt of the certificate or certificates for the shares to be sold by a Holder, pursuant to this Section 4.5, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.5(b)(i), in cash or by other means acceptable to such Holder.

(iv) Notwithstanding the foregoing, any attempt by such Selling Shareholder to Transfer Offered Shares in violation of Section 4 hereof shall be void and the Company agrees it will not effect such a Transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of a majority in interest of the Holders.

4.6. Prohibition on Transfers to Competitors. An Investor shall not transfer or dispose any of its interest in any Series A Shares or any Ordinary Shares issued upon conversion thereof for a period of twelve (12) months following the Closing (as defined in the Subscription Agreement), provided, however, that this restriction shall not apply to transfers by the Investor to any of its Affiliates. Thereafter, an Investor may transfer or dispose of its interests in any Series A Shares or any Ordinary Shares issued upon conversion thereof, to any person other than a person directly or indirectly conducting, or who directly or indirectly owns more than thirty percent (30%) interest in, a business that the Investor knows to be a direct competitor of the Company (a “Competitor”) or to any third party acting on behalf of such Competitor. An Investor transferring or disposing of any Series A Shares or Ordinary Shares issued upon conversion thereof shall give the Key Shareholders a right of first refusal, to which Section 4.2(b) shall apply mutatis mutandis as if the Investor were the Selling Shareholder and the Key Shareholders were the Holder thereunder.

4.7. Drag-Along Rights.

(a) If at any time after twenty four (24) months from the Closing Date (as defined in the Subscription Agreement) a majority of the holders of Series A Shares (voting together as a single class) (the “Dragging Holders”) approve of an offer to purchase all or substantially all of the equity or assets of any or all of the Group Companies (a “Drag-Along Sale”) with total gross proceeds (before expenses) of more than US$800 million in cash, upon terms and conditions acceptable to a majority of the holders of Ordinary Shares (voting separately), then any other holders of Series A Shares and the Key Shareholders (the “Dragged Holders”) will agree to, and will vote in favor of, such Drag-Along Sale and shall transfer their shares or ownership interest in the Group Company or Group Companies involved in such Drag-Along Sale as required to effect the Drag-Along Sale, provided that any Drag-Along Sale shall not be deemed a Deemed Liquidation Event as defined in the Amended and Restated Memorandum and Articles of Association of the Company (the “Restated Articles”) and provided further that in such case the proceeds of the Drag-Along Sale are distributed pro rata among the holders of the Ordinary Shares and the holders of the Series A Shares, on an as converted basis, notwithstanding the liquidation provisions of the Restated Articles.

(b) The Dragged Holders shall also procure all other shareholders of the relevant Group Companies to vote in favor of such Drag-Along Sale and to transfer their shares or ownership interest in the Group Company or Group Companies involved in such Drag-Along Sale as required to effect the Drag-Along Sale. Notwithstanding any provision to the contrary, the share transfer restrictions as provided in Section 4.1 and Section 4.2 of this Agreement shall not apply to any Transfers made pursuant to this Section 4.7.

(c) Any such sale or disposition by the Dragged Holders shall be on the same terms and conditions, including, without limitation, as to the form of consideration, as the proposed Drag-Along Sale by the Dragging Holders. The Dragged Holders shall be required to make customary and usual representations and warranties in connection with the Drag-Along Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the shares proposed to be transferred or sold by such persons or entities and shall, without limitation as to time, indemnify and hold harmless to the full extent permitted by law, the Dragging Holders and the third party purchasers against all obligations, cost, damages, expenses, losses, judgments, assessments, or other liabilities including, without limitation, any special, indirect, consequential or punitive damages, any court costs, costs of preparation, attorney’s fees or expenses, or any accountant’s or expert witness’ fees arising out of, in connection with or related to any breach or alleged breach of any representation or warranty made by, or agreements, understandings or covenants of the Dragged Holders as the case may be, under the terms of the agreements relating to such Drag-Along Sale.

(d) Prior to making any Drag-Along Sale in which the Dragging Holders wish to exercise their rights under this Section, the Dragging Holders shall provide the Company and the Dragged Holders with written notice (the “Drag-Along Notice”) not less than thirty (30) business days prior to the proposed date of the Drag-Along Sale (the “Drag-Along Sale Date”). The Drag-Along Notice shall set forth: (i) the name and address of the third party purchasers; (ii) the proposed amount and form of consideration to be paid per share, and the terms and conditions of payment offered by each of the third party purchasers; (iii) the Drag-Along Sale Date; (iv) the number of shares held of record by the Dragging Holders on the date of the Drag-Along Notice which form the subject to be Transferred, sold or otherwise disposed of by the Dragging Holders; and (v) the number of shares of the Dragged Holders to be included in the Drag-Along Sale.

(e) On the Drag-Along Sale Date, the Dragged Holders shall each deliver or cause to be delivered a certificate or certificates evidencing its shares to be included in the Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Drag-Along Notice.

(f) If the Dragged Holders receive the purchase price for their shares or such purchase price is made available to them as part of a Drag-Along Sale and, in either case they fail to deliver certificates evidencing their shares as described in this Section, they shall for all purposes be deemed no longer to be a shareholder of the relevant Group Company (with the record books of the Group Company including, as appropriate, its register of members updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a shareholder of the Group Company and, in the event of liquidation of the Group Company, their rights with respect to any consideration they would have received if they had complied with this Section 4.7, if any, shall be subordinate to the rights of any equity holder. In addition, upon demand by the Dragging Holders and in addition to any other rights or remedies of the Dragging Holders granted herein or otherwise, the relevant Group Company shall stop any subsequent Transfer of any such shares held by the Dragged Holders.

(g) Notwithstanding anything in Section 4.7 to the contrary, if the Company is actively pursuing a Qualified Public Offering and provides written notice thereof to the Dragging Holders within ten (10) business days following receipt of a Drag Along Notice, the provisions of this Section 4.7 shall not apply so long as the Company is actively pursuing a Qualified Public Offering. As used hereunder, “actively pursuing” means that (i) the Board has within the past six (6) months authorized the Company’s management to select and engage, on behalf of the Company, an investment bank to act as managing underwriter in connection with its initial public offering, or (ii) an investment bank has been engaged as managing underwriter in connection with the Company’s initial public offering and continues to work on such offering.

4.8. Termination of Rights. All rights as provided in this Section 4, including the right of first refusal and the right of co-sale set out in Section 4.2, the drag-along rights set out in Section 4.7 and the restrictions on transfers by the Investors set out in Section 4.6, shall terminate and cease to be in effect upon the closing of a Qualified Public Offering.

5. ASSIGNMENT AND AMENDMENT.

5.1. Assignment. Notwithstanding anything herein to the contrary,

(a) Information and Registration Rights. The information and inspection rights under Section 1.1 and the registration rights under Section 2 may be assigned to any Holder, or to any person acquiring Registrable Securities from such Holder; provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee or transferee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

(b) Right of First Refusal and Right of Co-Sale. The right of first refusal and the right of co-sale as provided in Section 4.2 may be assigned (but only with all related obligations) by a Holder to any transferee or assignee of such Holder’s securities who also qualifies as a Holder hereunder, provided, in each case, that: (a) the Company is, within a reasonable time after such Transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such purchase and co-sale rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to all the terms and conditions of this Agreement.

(c) Legend. Each existing or replacement certificate for any shares now owned or hereafter acquired by a Holder and each certificate issued to any person in connection with a Transfer pursuant to Section 4 hereof may bear the following legend (or a substantially similar legend):

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

Each Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to above to enforce the provisions of this Agreement.

5.2. Amendment of Rights. Any term of this Agreement may be amended only with the written consent of the Group Companies, the Investors and the Key Shareholders. Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon the Group Companies, the Investors and the Key Shareholders and their respective assigns.

6. CONFIDENTIALITY AND NON-DISCLOSURE.

6.1. Disclosure of Terms. The terms and conditions of this Agreement and the Subscription Agreement, and all exhibits and schedules attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

6.2. Press Releases, Etc. Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.

6.3. Permitted Disclosures. Notwithstanding the foregoing, after the Closing, the Company may disclose any of the Financing Terms to its investment bankers, lenders, accountants and attorneys on a need-to-know basis, in each case only where such persons or entities are under appropriate nondisclosure obligations. After the Closing, each Investor shall be entitled to disclose its respective investment in the Company and the terms thereof to third parties or to the public, and after an Investor has disclosed any of the Financial Terms to third parties or to the public, the Company shall have the option to disclose such information as may have already been disclosed by the Investor. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms and other information related to the Group Companies for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors.

6.4. Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and the Subscription Agreement, any of the exhibits and schedules attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 6, such party (the “Disclosing Party”) shall, where practicable, provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

6.5. Other Information. The Investors acknowledges that the information received from the Group Companies pursuant to this Agreement may be confidential and is for its use only, and it will not use such information for purposes other than for purposes consistent with and in furtherance of this Agreement or reproduce, disclose or disseminate any confidential information to any other person (other than its fund managers, employees, accountants and legal counsels having a need to know the contents of such information and under appropriate non-disclosure obligations), except in connection with the exercise of its rights under this Agreement or the Subscription Agreement.

6.6. Notices. All notices required under this section shall be made pursuant to Section 9.1 of this Agreement.

7. PROTECTIVE PROVISIONS.

7.1. Stock Option Plan. The Company shall have authorized and adopted the Share Option Plan (as defined in the Subscription Agreements) providing for issuance of shares or options or other securities to the employees, consultants, officers or directors of the Company or its Subsidiaries.

7.2 Qualified Public Offering. Subject to applicable Laws, each of the Group Companies and the Key Shareholders shall use commercially reasonable best efforts to effectuate the closing of a Qualified Public Offering prior to the second (2nd) anniversary of the Closing Date (as defined in the Subscription Agreement).

7.3 Restructuring of the Company. The Group Companies and the Key Shareholders shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Plan of Restructuring (as defined in the Subscription Agreement) and the other transactions contemplated by this Agreement. The Group Companies and the Key Shareholders shall use all commercially reasonable efforts to comply as promptly as practicable with any Laws of any Governmental Authority that are applicable to the Plan of Restructuring or any of the other transactions contemplated hereby or by the Subscription Agreement and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person in connection with such transactions is necessary. The Group Companies and the Key Shareholders shall use all commercially reasonable efforts to keep the Investors apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority (or other Person regarding the Plan of Restructuring of any of the other transactions contemplated by this Agreement or the Transaction Agreements) in respect of any such filing, registration or declaration and shall comply promptly with any such inquiry or request (and, unless precluded by law, provide copies of any such communications that are in writing).

7.4 Reserved Matters. The Company shall not, and shall procure that any Group Company and their respective subsidiaries shall not, take any of the following actions without the consent of the majority of the holders of the then-outstanding Series A Shares:

(a) amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of any class of Shares;

(b) take any action that authorizes, creates or issues shares of any class or series, or securities or instruments convertible or exchangeable into shares of any class or series;

(c) take any action that reclassifies any outstanding securities of the Company into securities having preferences or priority as to dividends or assets senior to the preferences reserved for the Series A Preference Shares;

(d) increase the share capital of any Subsidiary by means of an issue shares or equity interests or securities or instruments convertible or exchangeable into shares or equity interests;

(e) dispose all or substantially all of the assets of or shares or equity interests in any Group Company or any subsidiary of any Group Company;

(f) enter into any transaction or arrangement or agreement with a Director or Shareholder or any of their respective Affiliates, other than on arms length terms in the ordinary course of business of consideration in excess of US$5,000,000, except for any transaction or arrangement or agreement with Jinglong disclosed in the Disclosure Schedules of the Subscription Agreement; or

(g) make any loan or advance or giving any guarantee or indemnity or providing any credit, other than in the normal course of business.

8. BOARD OF DIRECTORS

8.1. Election of Directors.

(a) The Board shall consist of a minimum of five (5) and a maximum of seven (7) directors and any increase to the size of the Board beyond seven (7) shall require an amendment to the Restated Articles.

(b) The shareholders of the Company shall take all action (including, without limitation, voting the shares owned by each, calling extraordinary meetings of shareholders and executing and delivering written consents) necessary to elect the following candidates as directors:

(i) At each election of the directors of the Board, so long as Jinglong holds not less than forty percent (40%) of the total Ordinary Shares of the Company issued, after conversion of the Series A Shares (and as adjusted for any share splits, share dividends, recapitalizations or the like), Jinglong shall be entitled to elect two (2) directors to the Board.

(ii) At each election of the directors of the Board, so long as Improve Forever Investments Limited holds not less than two percent (2%) of the total Ordinary Shares of the Company issued, after conversion of the Series A Shares (and as adjusted for any share splits, share dividends, recapitalizations or the like), Improve Forever Investments Limited shall be entitled to elect one (1) director to the Board.

(iii) At each election of the directors of the Board, so long as Express Power Investment Limited holds not less than eight percent (8%) of the total Ordinary Shares of the Company issued, after conversion of the Series A Shares (and as adjusted for any share splits, share dividends, recapitalizations or the like), Express Power Investment Limited shall be entitled to elect one (1) director to the Board.

(iv) At the election of the directors of the Board, so long as an Investor holds Series A Shares that would, upon conversion, represent not less than five percent (5%) of the total Ordinary Shares of the Company issued, after conversion of the Series A Shares (and as adjusted for any share splits, share dividends, recapitalizations or the like), such Investor shall be entitled to nominate one (1) independent director to the Board, as qualified under relevant laws and regulations.

(v) For so long as an Investor owns Shares equal to at least fifty percent (50%) of the Series A Shares issued to such Investor pursuant to the respective Subscription Agreement (as adjusted for any share splits, reverse splits, share distributions, recapitalizations and the like and each such Investor holding such Series A Shares, an “Eligible Investor”), such Eligible Investor shall be permitted to designate from time to time one representative to attend all meetings of the Board as an observer without any voting right, except where and when such meetings of the Board are required by applicable law to be held exclusively by the directors.

(c) The holders of Ordinary Shares and Series A Shares, voting together as a single class, shall jointly designate up to three (3) independent candidates (including one (1) candidate nominated by the Investor pursuant to clause (iv) above) within eighteen (18) months after the Closing. The shareholders of the Company shall upon each such designation promptly take all action (including, without limitation, voting the Shares owned by each, calling extraordinary meetings of Shareholders and executing and delivering written consents) necessary to elect such independent candidates as Directors.

(d) An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

(e) There shall be no shareholding qualification for directors.

8.2. Expenses. The Company shall reimburse the directors for all reasonable expenses relating to all Board activities, including, without limitation, expenses or fees incurred in relation to attending the Board meetings or meetings of any committee.

8.3. Meetings. The Company shall hold Board meetings once every three (3) months either physically or via a telephone conference. At least three business days prior to each Board meeting, the Company shall provide each director with a package of relevant information for such meeting.

8.4 Termination. The provisions of this Section 8 shall terminate and cease to be in effect upon the closing of a Qualified Public Offering.

9. GENERAL PROVISIONS.

9.1. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party, upon delivery; (ii) when sent by facsimile, upon receipt of confirmation of error-free transmission; (iii) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party; or (iv) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. The initial address and facsimile number of each party are as shown below the signature of such party on the signature page of this Agreement. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.1 by giving the other party written notice of the new address in the manner set forth above.

9.2. Entire Agreement. This Agreement and the Subscription Agreement, any other Transaction Agreements (as defined in the Subscription Agreement), together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

9.3. Governing Law. Except with respect to the references in this Agreement to the Exchange Act and the Securities Act, this Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of New York to the rights and duties of the parties hereunder.

9.4. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

9.5. Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

9.6. Successors and Assigns. Subject to the provisions of Section 5.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

9.7. Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. Terms not otherwise defined herein shall have the meaning given them in the Amended and Restated Memorandum and Articles of Association of the Company in effect upon the Closing under the Subscription Agreements.

9.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9. Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Series A Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Series A Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

9.10. Aggregation of Shares. All Series A Shares or Ordinary Shares held or acquired by more than one Affiliate shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

9.11. Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated Articles, the terms of this Agreement shall control. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated Articles so as to eliminate such inconsistency.

9.12. Dispute Resolution.

(a) Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 9.12(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English. The parties understand and agree that this provision regarding arbitration shall not prevent any party from pursuing equitable or injunctive relief in a judicial forum to compel another party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

— REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK —

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY

JA Development Co., Ltd.

By:	/s/ Yang Huaijin
Name:	Yang Huaijin
Title:	Attorney-in-fact
Address:	Romasco Place, Wickhams Cay 1,
P.O. Box 3140, Road Town,
Tortola, British Virgin Islands
Facsimile:	86-319-5800754

JingAo Solar Co., Ltd.

By:	/s/ Yang Huaijin
Name:	Yang Huaijin
Title:	Chief Executive Officer
Address:	Jinglong Industrial Park,
Jinglong Street, Ningjin County,
Hebei Province, 055550, PRC
Facsimile:	86-319-5800754

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Leeway Asia Ltd.
For and on behalf of Leeway Asia L.P.

By:	/s/ Sheldon Liu
Name:	Sheldon Liu
Title:	Director
Address:	PO Box 908 GT
George Town, Grand Cayman
Cayman Islands
Facsimile:	+86-10-8486-8563

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Mitsubishi Corporation

By:	/s/ Yoshimitsu Futai
Name:	Yoshimitsu Futai
Title:	General Manager,
Head of Business Creation Department, Innovation Center
Address:	Mitsubishi Corporation, 3-1,
Marunouchi 2-Chome, Chiyoda-Ku,
Tokyo 100-8086, Japan
Facsimile:	+81-3-3210-8591

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

KEY SHAREHOLDERS

Jinglong Group Co., Ltd.

By:	/s/ Jin Baofang
Name:	Jin Baofang
Title:	Sole Director
Address:	Romasco Place, Wickhams Cay 1,
P.O. Box 3140, Road Town,
Tortola, British Virgin Islands
Facsimile:	86-319-5800754

Improve Forever Investments Limited

By:	/s/ Yang Huaijin
Name:	Yang Huaijin
Title:	Sole Director
Address:	Suite 402, No. 21
Lane 519, Laohumin Road
Shanghai 200237
People’s Republic of China
Facsimile:

Express Power Investment Limited

By:	/s/ Dai Ximing
Name:	Dai Ximing
Title:	Sole Director
Address:	49 Combles Pale,
Matraville NSW 2036
New South Walse
Australia
Facsimile:

AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

TO:	The Board of Directors of JA Development Co., Ltd. (the “Company”, a business company incorporated under the laws of the British Virgin Islands)

We refer to the Subscription Agreement between the Company and us dated July 21, 2006. The consideration for the 5,499 shares without par value subscribed by us pursuant to the Subscription Agreement is to be amended as follows:

“US$3,712,500 and our agreement to cause each of our shareholders to vote for Hebei Jinglong Industry and Commerce Group Co., Ltd.’s sale of its equity interests in JingAo Solar Co., Ltd. to the Company at such price as determined by the shareholders’ meeting of Hebei Jinglong Industry and Commerce Group Co., Ltd.”

Payment for the consideration is hereby made and please update the share register of the Company accordingly.

/s/ Jin Baofang
Jin Baofang, sole director
For and on behalf of
Jinglong Group Co., Ltd.

Date: August 14, 2006

AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

TO:	The Board of Directors of JA Development Co., Ltd. (the “Company”, a business company incorporated under the laws of the British Virgin Islands)

We refer to the Subscription Agreement between the Company and us dated July 21, 2006. The consideration for the 1,500 shares without par value subscribed by us pursuant to the Subscription Agreement is to be amended as follows:

“US$1,012,500 and our agreement to vote for Australia PV Science & Engineering Company’s sale of its equity interests in JingAo Solar Co., Ltd. to the Company at such price as determined by the shareholders of Australia PV Science and Technology Company.”

Payment for the consideration is hereby made and please update the share register of the Company accordingly.

/s/ Dai Ximing
Ximing Dai, Director
For and on behalf of
Express Power Investments Limited

Date: August 14, 2006

AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

TO:	The Board of Directors of JA Development Co., Ltd. (the “Company”, a business company incorporated under the laws of the British Virgin Islands)

We refer to the Subscription Agreement between the Company and us dated July 21, 2006. The consideration for the 1,000 shares without par value subscribed by us pursuant to the Subscription Agreement is to be amended as follows:

“US$675,000 and our agreement to vote for Australia Solar Energy Development Company’s sale of its equity interests in JingAo Solar Co., Ltd. to the Company at such price as determined by the shareholders’ meeting of Australia Solar Energy Development Company.”

Payment for the consideration is hereby made and please update the share register of the Company accordingly.

/s/ Ming Yong Li
Ming Yong Li, Director
For and on behalf of
Marlins Fame Limited

Date: August 14, 2006

AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

TO:	The Board of Directors of JA Development Co., Ltd. (the “Company”, a business company incorporated under the laws of the British Virgin Islands)

We refer to the Subscription Agreement between the Company and us dated July 21, 2006. The consideration for the 500 shares without par value subscribed by us pursuant to the Subscription Agreement is to be amended as follows:

“US$337,500 and our agreement to vote for Australia Solar Energy Development Company’s sale of its equity interests in JingAo Solar Co., Ltd. to the Company at such price as determined by the shareholders’ meeting of Australia Solar Energy Development Company.”

Payment for the consideration is hereby made and please update the share register of the Company accordingly.

/s/ Yang Huaijin
Huaijin Yang, Director
For and on behalf of
Improve Forever Investments Limited

Date: August 14, 2006

AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

TO:	The Board of Directors of JA Development Co., Ltd. (the “Company”, a business company incorporated under the laws of the British Virgin Islands)

We refer to the Subscription Agreement between the Company and us dated July 21, 2006. The consideration for the 450 shares without par value subscribed by us pursuant to the Subscription Agreement is to be amended as follows:

“US$303,750 and our agreement to vote for Australia Solar Energy Development Company’s sale of its equity interests in JingAo Solar Co., Ltd. to the Company at such price as determined by the shareholders’ meeting of Australia Solar Energy Development Company.”

Payment for the consideration is hereby made and please update the share register of the Company accordingly.

/s/ Xu Chen
Chen Xu, Director
For and on behalf of
Giant Fortune Development Limited

Date: August 14, 2006

AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

TO:	The Board of Directors of JA Development Co., Ltd. (the “Company”, a business company incorporated under the laws of the British Virgin Islands)

We refer to the Subscription Agreement between the Company and us dated July 21, 2006. The consideration for the 450 shares without par value subscribed by us pursuant to the Subscription Agreement is to be amended as follows:

“US$303,750 and our agreement to vote for Australia Solar Energy Development Company’s sale of its equity interests in JingAo Solar Co., Ltd. to the Company at such price as determined by the shareholders’ meeting of Australia Solar Energy Development Company.”

Payment for the consideration is hereby made and please update the share register of the Company accordingly.

/s/ Sau Fang Tam
Sau Fung Tam, Director
For and on behalf of
Super Shine International Limited

Date: August 14, 2006

AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

TO:	The Board of Directors of JA Development Co., Ltd. (the “Company”, a business company incorporated under the laws of the British Virgin Islands)

We refer to the Subscription Agreement between the Company and us dated July 21, 2006. The consideration for the 350 shares without par value subscribed by us pursuant to the Subscription Agreement is to be amended as follows:

“US$236,250 and our agreement to vote for Australia Solar Energy Development Company’s sale of its equity interests in JingAo Solar Co., Ltd. to the Company at such price as determined by the shareholders’ meeting of Australia Solar Energy Development Company.”

Payment for the consideration is hereby made and please update the share register of the Company accordingly.

/s/ Anton Szpitalak
Anton Szpitalak, Director
For and on behalf of
Si Fab International, Ltd

Date: August 14, 2006

AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

TO:	The Board of Directors of JA Development Co., Ltd. (the “Company”, a business company incorporated under the laws of the British Virgin Islands)

We refer to the Subscription Agreement between the Company and us dated July 21, 2006. The consideration for the 250 shares without par value subscribed by us pursuant to the Subscription Agreement is to be amended as follows:

“US$168,750 and our agreement to vote for Australia Solar Energy Development Company’s sale of its equity interests in JingAo Solar Co., Ltd. to the Company at such price as determined by the shareholders’ meeting of Australia Solar Energy Development Company.”

Payment for the consideration is hereby made and please update the share register of the Company accordingly.

/s/ Wong Kok Fai
Kok Fai Wong, Director
For and on behalf of
Freshearn Investments Limited

Date: August 14, 2006